Exhibit 99.1

First Foundation Announces 23% increase in Earnings;

Shares will Commence Trading on the NASDAQ Global Stock Market on November 3, 2014

FOR IMMEDIATE RELEASE — IRVINE, CA — October 23, 2014 — First Foundation Inc., a financial services company that provides investment management, wealth planning, consulting, trust and banking services primarily to high-net-worth individuals and businesses, today reported its financial results for the quarter and nine months ended September 30, 2014.

Results of Operations

Net income for First Foundation, which has two wholly owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, increased 23% to $5.4 million for the nine months ended September 30, 2014 as compared to $4.4 million for corresponding period in 2013. Net income for the quarter and nine months ended September 30, 2014 for First Foundation, was $2.7 million, or $0.32 per diluted share, and $5.4 million, or $0.66 per diluted share, respectively, as compared to net income of $1.5 million, or $0.19 per diluted share, and $4.4 million, or $0.57 per diluted share for the quarter and nine months ended September 30, 2013, respectively.

For the quarter and nine months ended September 30, 2014, total revenues, which consist of net interest income and noninterest income, increased by 30% and 20%, respectively as compared to the corresponding periods in 2013. During the first nine months of 2014, assets under management at First Foundation Advisors increased by 31% on an annualized basis, and consolidated loans and deposits increased by 29% and 25%, respectively, in each case on an annualized basis.

“Our strong results for the current year reflect the continued success of our comprehensive wealth management offerings and the dedication and hard work of our employees” stated Scott Kavanaugh, Chief Executive Officer of First Foundation. “We expect to be able to maintain our strong growth with enhanced efficiencies going forward and, as a result, we should be able to provide increasing returns to our shareholders.” Mr. Kavanaugh added.

As a result of favorable resolutions of certain assets obtained in the 2012 acquisition of Desert Commercial Bank, in 2014 First Foundation has recognized $960,000 of expense related to an earn-out agreement. As a result, First Foundation will be issuing approximately 64,000 shares of its common stock as payment for this earn-out to the prior shareholders of Desert Commercial Bank.

Listing of Shares on the NASDAQ Global Stock Market

First Foundation has also announced that it expects its shares of common stock to be listed and to begin trading on the NASDAQ Global Stock Market under the trading symbol “FFWM” on Monday, November 3, 2014 “We believe that listing our common stock on NASDAQ will benefit our shareholders by increasing the liquidity of their shares and is also a next step in our continued growth,” Mr. Kavanaugh stated, “as it will provide additional opportunities for us to use our stock to make acquisitions and to raise additional capital as needed.”

The following firms have agreed to be market makers for First Foundation common stock when it is listed on NASDAQ: Sterne, Agee & Leach, Inc.; Sandler O’Neill & Partners, L.P.; Keefe, Bruyette & Woods, a Stifel Company; D.A. Davidson; Raymond James & Associates Inc.; and Western Financial Corporation. Their contact information will be provided on the investor relations section of our website at www.ff-inc.com.

About First Foundation

First Foundation, a financial institution founded in 1990, provides integrated investment management, wealth planning, consulting, trust and banking services. The company is headquartered in Irvine with offices in Irvine, Newport Beach, Pasadena, West Los Angeles, San Diego, Palm Desert and the Imperial Valley in California, and Las Vegas, Nevada. For more information, please visit our website at www.ff-inc.com.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and the risk that the Federal Reserve Board will continue to keep interest rates low, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; and the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2013 Annual Report on Form 10-K for the fiscal year ended December 31, 2013 that we filed with the SEC on March 25, 2014, and readers of this news release are urged to review that additional information contained in that Annual Report. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2013 Annual Report, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

Email: jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30, 2014 (unaudited)	December 31, 2013
ASSETS
Cash and cash equivalents	$28,842	$56,954
Securities available-for-sale (“AFS”)	134,760	59,111

Loans, net of deferred fees	1,101,775	903,645
Allowance for loan and lease losses (“ALLL”)	(10,150)	(9,915)

Net loans	1,091,625	893,730

Premises and equipment, net	2,452	3,249
Investment in FHLB stock	9,776	6,721
Deferred taxes	10,639	12,052
Real estate owned (“REO”)	334	375
Other assets	6,085	5,168

Total Assets	$1,284,513	$1,037,360

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$951,164	$802,037
Borrowings	228,682	141,063
Accounts payable and other liabilities	10,807	7,498

Total Liabilities	1,190,653	950,598

Commitments and contingencies	—	—

Shareholders’ Equity
Common Stock, par value $.001: 20,000,000 shares authorized; 7,736,736 and 7,733,514 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	8	8
Additional paid-in-capital	76,721	76,334
Retained earnings	17,378	11,990
Accumulated other comprehensive income (loss), net of tax	(247)	(1,570)

Total Shareholders’ Equity	93,860	86,762

Total Liabilities and Shareholders’ Equity	$1,284,513	$1,037,360

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS — Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Interest income:
Loans	$11,404	$9,108	$31,735	$28,111
Securities	799	304	1,741	480
Fed funds sold and interest-bearing deposits	181	112	514	287

Total interest income	12,384	9,524	33,990	28,878

Interest expense:
Deposits	953	781	2,595	2,328
Borrowings	284	105	682	232

Total interest expense	1,237	886	3,277	2,560

Net interest income	11,147	8,638	30,713	26,318
Provision for loan losses	—	445	235	1,753

Net interest income after provision for loan losses	11,147	8,193	30,478	24,565

Noninterest income:
Asset management, consulting and other fees	5,812	4,597	16,053	13,508
Other income	925	491	2,651	1,323

Total noninterest income	6,737	5,088	18,704	14,831

Noninterest expense:
Compensation and benefits	8,764	7,172	25,278	21,437
Occupancy and depreciation	1,867	1,870	5,499	4,712
Professional services and marketing costs	1,192	982	4,540	3,013
Other expenses	1,272	914	4,195	3,197

Total noninterest expense	13,095	10,938	39,512	32,359

Income before taxes on income	4,789	2,343	9,670	7,037
Taxes on income	2,130	890	4,282	2,674

Net income	$2,659	$1,453	$5,388	$4,363

Net income per share:
Basic	$0.34	$0.20	$0.70	$0.59
Diluted	$0.32	$0.19	$0.66	$0.57
Shares used in computation:
Basic	7,735,350	7,414,527	7,734,372	7,402,044
Diluted	8,240,424	7,756,475	8,188,633	7,708,028

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31, 2013
	2014	2013
	Unaudited	Unaudited
Selected Income Statement Data:
Net interest income	$30,713	$26,318	$35,674
Provision for loan losses	235	1,753	2,395
Noninterest Income:
Asset management, consulting and other fees	16,053	13,508	18,240
Other	2,651	1,323	1,584
Noninterest expense	39,512	32,359	43,622
Income before taxes	9,670	7,037	9,481
Net income(1)	5,388	4,363	7,851
Share and Per Share Data:
Net income per share:
Basic	$0.70	$0.59	$1.06
Diluted	0.66	0.57	1.01
Tangible book value per share(2)	$12.10	$10.48	$11.18
Shares outstanding at end of period	7,736,736	7,414,527	7,733,514
Selected Balance Sheet Data:
Cash and cash equivalents	$28,842	$50,353	$56,954
Loans, net of deferred fees	1,101,775	845,536	903,645
Allowance for loan and lease losses (“ALLL”)	(10,150)	(9,345)	(9,915)
Total assets	1,284,513	961,551	1,037,360
Noninterest-bearing deposits	259,013	204,754	217,782
Interest-bearing deposits	692,151	556,605	584,255
Borrowings — FHLB Advances	208,000	107,000	134,000
Borrowings — term note	20,682	7,250	7,063
Shareholders’ equity	93,860	78,005	86,762
Selected Performance and Capital Ratios:
Return on average assets — annualized	0.63%	0.66%	0.86%
Return on average equity — annualized	7.9%	7.7%	10.2%
Net yield on interest-earning assets	3.68%	4.10%	4.04%
Efficiency ratio (3)(5)	77.6%	78.6%	78.6%
Noninterest income as a % of total revenues	37.8%	36.0%	35.7%
Tangible common equity to tangible assets(2)	7.29%	8.09%	8.34%
Other Information:
Assets under management (end of period)	$3,198,284	$2,482,305	$2,594,961
NPAs to total assets	0.25%	0.40%	0.32%
Charge-offs to average loans — annualized	0.00%	0.13%	0.10%
Ratio of ALLL to loans(4)	0.93%	1.18%	1.16%

(1)	Reflects effective tax rates of 44.3% and 38.0% for the nine months ended September 30, 2014 and 2013, respectively, and 17.2% for the year ended December 31, 2013.

(2)	Tangible common equity, (also referred to as tangible book value) and tangible assets, are equal to common equity and assets, respectively, less $0.2 million of intangible assets as of September 30, 2014, and less $0.3 million of intangible assets as of December 31, 2013 and September 30, 2013.

(3)	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.

(4)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

(5)	The efficiency ratio for 2014 excludes $1.0 million in costs related to a cancelled initial public offering, a $1.0 million gain on sale of REO and a $1.0 million expense representing a payout to the prior shareholders of an acquired company under a holdback agreement.

FIRST FOUNDATION INC.

SEGMENT REPORTING — Unaudited

(in thousands)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Banking:
Interest income	$12,384	$9,524	$33,990	$28,878
Interest expense	1,014	807	2,753	2,417

Net interest income	11,370	8,717	31,237	26,461
Provision for loan losses	—	445	235	1,753
Noninterest income	1,765	953	4,694	2,829
Noninterest expense	8,216	6,048	22,773	17,922

Income before taxes on income	$4,919	$3,177	$12,923	$9,615

Wealth Management:
Noninterest income	$5,113	$4,233	$14,400	$12,292
Noninterest expense	4,351	4,408	13,576	13,017

Income before taxes on income	$762	$(175)	$824	$(725)

Other and Eliminations:
Interest income	$—	$—	$—	$—
Interest expense	223	79	524	143

Net interest income	(223)	(79)	(524)	(143)
Provision for loan losses	—	—	—	—
Noninterest income	(141)	(98)	(390)	(290)
Noninterest expense	528	482	3,163	1,420

Income before taxes on income	$(892)	$(659)	$(4,077)	$(1,853)